                                                                     Exhibit 2.2


                                ESCROW AGREEMENT

         This Escrow Agreement (this "Agreement") is entered into as of February 1, 2000, by and among Casella Waste Systems, Inc., a Delaware corporation (the "Buyer"), Robert S. Gundersen, an individual with a residence at 18 Harwich Street, Westwood, Massachusetts (the "Stockholder"), State Street Bank and Trust Company, a Massachusetts banking corporation acting solely in its capacity as escrow agent under this Agreement and not in its individual corporate capacity (the "Escrow Agent"), and the AEI Stockholders.

         WHEREAS, Alternate Energy, Inc., a Massachusetts corporation, Rochester Environmental Park LLC, a Massachusetts limited liability company ("Rochester Environmental," together with Alternate Energy, the "Companies"), the Stockholder and the Buyer have entered into an Agreement dated as of the date of this Agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Buyer shall acquire all of the equity of the Companies. The Buyer and the Stockholder are sometimes collectively referred to herein as the "Interested Parties."

         WHEREAS, the Purchase Agreement provides that an escrow account will be established to enable the purchase price adjustment required by Section 1.6(d) of the Purchase Agreement to be made and to secure the AEI Stockholders' (as defined in the Purchase Agreement) and the Stockholder's indemnification obligations to the Buyer and the other indemnified persons named in the Purchase Agreement (the "Indemnified Persons") under the Purchase Agreement on the terms and conditions set forth herein.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

         WHEREAS, the Escrow Agent is willing to hold and administer such shares and any income thereon and additions thereto (collectively, the "Escrow Property"), and to pay and distribute the amounts held by it in accordance with the agreement of the Interested Parties and/or arbitral or judicial orders and decrees as set forth in this Agreement.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Purchase Agreement.

         2. ESCROW AND INDEMNIFICATION.

            a. ESCROW OF SHARES. On the date of this Agreement (the "Closing Date"), the Buyer shall deposit with the Escrow Agent a certificate for the number of

Escrow Shares specified in Section 1.4 of the Purchase Agreement, issued in the name of Embassy & Co., as nominee for the Escrow Agent. The certificate shall be accompanied by a statement of the Buyer informing the Escrow Agent of the Closing Date and confirming that the certificate delivered to the Escrow Agent represents all of the Escrow Shares to be deposited with the Escrow Agent pursuant to the terms of Section 1.4 of the Purchase Agreement. The Escrow Shares shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Escrow Agent shall have no responsibility for the genuineness, validity or market value or title of the Escrow Shares.

            b. INDEMNIFICATION AND OTHER CLAIMS. The AEI Stockholders and the Stockholder have agreed in Article IX of the Purchase Agreement to indemnify and hold harmless the Indemnified Persons from and against specified Damages. The Escrow Property shall be security for such indemnity obligations of the AEI Stockholders and the Stockholder, subject to the limitations, and in the manner provided, in this Agreement. In addition, Section 1.6(d) of the Purchase Agreement provides for a possible post-closing adjustment in the number of shares issuable to the Stockholder and the AEI Stockholders as a result of the transactions contemplated therein. The Escrow Property shall constitute a reserve for such possible adjustment.

            c. DIVIDENDS, ETC. Any securities distributable in respect of or in exchange for any of the Escrow Property, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and shall be considered Escrow Property for purposes hereof. Any cash dividends or property (other than securities) distributable in respect of the Escrow Property shall be distributed to the AEI Stockholders.

            d. VOTING OF SHARES. The Stockholder shall have the right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Property, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Property.

The Escrow Agent shall be under no obligation to preserve, protect or exercise rights in the Escrow Property, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Agreement; except that it shall, at the written request of the Stockholder given to the Escrow Agent at least three business days prior to the date on which the Escrow Agent is requested therein to take any action, deliver to the Stockholder a proxy or other instrument in the form supplied to it by the Stockholder for voting or otherwise exercising any right of consent with respect to any of the Escrow Property held by it hereunder, to authorize therein the Stockholder to exercise such voting or consent authority in respect of the Escrow Property. The Escrow Agent shall not be responsible for forwarding to any party, notifying any party with respect to, or taking any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Property, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

            e. TRANSFERABILITY. The interest of the Stockholder and the AEI Stockholders in the Escrow Property shall not be assignable or transferable, other than by operation of law, by will or by the laws of descent. Written notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

         3. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

            a. If an Indemnified Person has incurred or suffered Damages for which it has a good faith belief that it is entitled to indemnification by the Stockholder and the AEI Stockholders under Article IX of the Purchase Agreement, the Indemnified Person shall, for receipt by the Escrow Agent on or prior to the Termination Date (as defined below), give written notice of such claim (a "Claim Notice") to the Stockholder and the Escrow Agent. Each Claim Notice shall state that the deliveror of such notice is an Indemnified Person, the amount of claimed Damages (the "Claimed Amount") and the basis for such claim. The date which is six months from the date of this Agreement shall be referred to herein as the "Initial Distribution Date" and the first anniversary of the date of this Agreement shall be referred to herein as the "Termination Date."

            b. Within 20 days after delivery of a Claim Notice to the Escrow Agent and the Stockholder, the Stockholder shall provide to the Indemnified Person, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Stockholder shall: (i) agree that Escrow Property having a Fair Market Value (as computed pursuant to Section 5) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Person, (ii) agree that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnified Person or (iii) contest that any of the Escrow Property may be released from the Escrow Account to the Indemnified Person. The Stockholder may contest the release of Escrow Property having a Fair Market Value equal to all or a portion of the Claimed Amount based only upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under
Article IX of the Purchase Agreement. If no Response Notice is received by the Escrow Agent from the Stockholder within 20 days after delivery of a Claim Notice to the Escrow Agent, the Stockholder shall be deemed to have agreed that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released to the Indemnified Person from the Escrow Account.

            c. If the Stockholder in the Response Notice agrees (or is deemed to have agreed) that Escrow Property having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall, promptly following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice, transfer, deliver and assign to the Indemnified Person such number of Escrow Property held in the Escrow Account which have a Fair Market Value equal to the Claimed Amount (or such lesser number of Escrow Property as is then held in the Escrow Account).

            d. If the Stockholder in the Response Notice agrees that Escrow Property having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall, promptly following the delivery of the Response Notice, transfer, deliver and assign to the Indemnified Person such number of shares held in the Escrow Account which have a Fair Market Value equal to the Agreed Amount (or such lesser amount of property as is then held in the Escrow Account).

            e. If the Stockholder in the Response Notice contests the release of shares in the Escrow Account having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the Buyer and Stockholder shall attempt in good faith for a period of 10 days to resolve each of such claims. If the Stockholder and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Buyer and the Stockholder and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Property in accordance with the terms thereof. If no such agreement has been reached within 10 days, the matter shall be settled by final and binding arbitration following the procedures set forth in Section 1.6 of the Purchase Agreement. The Stockholder and the Indemnified Person shall use their reasonable best efforts to cause the arbitrator to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the arbitrator. The arbitrator's decision shall relate solely to whether the Indemnified Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Purchase Agreement and this Agreement. The final decision of the arbitrator shall be furnished to the Stockholder, the Indemnified Person and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Stockholder, the Indemnified Person and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's award. After delivery of a Response Notice to the Escrow Agent (as prescribed in Section 3(b)) that the Claimed Amount is contested by the Stockholder, the Escrow Agent shall continue to hold in the Escrow Account a number of shares having a Fair Market Value sufficient to cover the Contested Amount (up to the number of shares then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by the Indemnified Person and the Stockholder setting forth

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instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the arbitrator setting forth instructions to the Escrow Agent as to the release of Escrow Property, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon promptly release Escrow Property from the Escrow Account (to the extent Escrow Property are then held in the Escrow Account) in accordance with such agreement or instructions.

            f. Following the determination pursuant to Section 1.6 of the Purchase Agreement of the Shares to be returned to the Buyer, if any, the Buyer and the Stockholder shall within five business days following such determination, jointly instruct the Escrow Agent to release to the Buyer such number of shares as is equal to the shares to be returned to the Buyer and, upon receipt of such joint instruction, the Escrow Agent shall so release the specified number of shares.

            g. Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including, without limitation, the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (v) under no circumstances shall the Escrow Agent be required to release or distribute Escrow Property (or take similar action, such as making a draw on an underlying letter of credit) sooner than two (2) business days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of the applicable claims period or release date, as the case may be. The Escrow Agent shall effect distributions of Escrow Property hereunder by delivery to Boston EquiServe LP, as the transfer agent for the Buyer (the "Transfer Agent"), of the certificate representing the Escrow Property and related stock transfer powers as necessary to transfer the required number of shares.

            h. The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent's gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including, but not limited to, lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

            i. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct in breach of this Agreement.

            j. If less than all of the Escrow Property is to be released to the Stockholder, if any, in accordance with the terms herein and the Agreement, the first such property to be released shall be the shares deposited into the Escrow Account on the date hereof.

         4. RELEASE OF ESCROW PROPERTY. Promptly after the Initial Distribution Date (but in any event within five business days thereafter), the Escrow Agent shall distribute to the AEI Stockholders and the Stockholder one-half of the Escrow Shares then held in escrow (the "Initial Distribution Escrow Shares"); provided, however, that if a Claimant has previously given a Claim Notice which has not then been resolved in accordance with this Agreement, the Escrow Agent shall retain in the Escrow Account after such Initial Distribution Date a number of Initial Distribution Escrow Shares having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved. Promptly after the Termination Date (but in any e vent within five business days thereafter), the Escrow Agent shall distribute to the AEI Stockholders and the Stockholder all of the remaining Escrow Shares then held in escrow (the "Remaining Escrow Shares"); provided, however, that if a Claimant has previusly given a Claim Notice which has not then been resolved in accodance with this Agreement, the Escrow Agent shall retain in the Escrow Account after such Termination Date a number of Escrow Shares having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved. Any Escrow Shares so retained in escrow shall be disbursed in accordance with the terms of such claims.

         5. VALUATION OF ESCROW SHARES. For purposes of this Agreement, the Fair Market Value of the shares to be deposited into the Escrow Account on the date hereof shall be $15.31 per share. The Fair Market Value per share of any other shares to be deposited into the Escrow Account, if any (which shall be limited to shares received by the Escrow Agent by way of stock dividends, stock splits, exchange or the like in respect of the Escrow Shares deposited herein on the date hereof), shall be the closing price of a share of Buyer Common Stock as reported on the Nasdaq National Market on the date immediately prior to the date such shares are deposited into the Escrow

Account, as certified to the Escrow Agent by the Buyer. In any circumstance in which the Escrow Agent is required to make a determination of Fair Market Value in order to perform under or administer this Agreement, the Escrow Agent shall be entitled to request the Buyer to determine and certify to the Escrow Agent the per share Fair Market Value of any such additional shares, and the Buyer shall promptly provide such written certification to the Escrow Agent, with a copy to the Stockholder. The Escrow Agent shall be entitled to rely conclusively upon any such certification of Fair Market Value without any duty to verify or recalculate the same, and the Escrow Agent shall not be liable for any action or omission of, or delay on the part of, the Buyer in such connection. Notwithstanding any term hereof to the contrary, in any such instance, the Escrow Agent shall be entitled to refrain from taking any action otherwise required hereunder (and which requires a determination of fair marker value), without liability on its part, until it is provided with notice in accordance with this Agreement.

         6. FEES AND EXPENSES OF ESCROW AGENT.

            a. The Buyer hereby agrees (i) to pay or reimburse the Escrow Agent for its attorney's fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent's compensation for its normal services hereunder in accordance with the attached fee schedule, which may be subject to change hereafter on an annual basis.

            b. Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

            c. Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent under subparagraph (b) of this
Section 6, each of the Interested Parties agree among themselves that the Buyer itself shall pay and be responsible for all of the costs and expenses of the Escrow Agent for and in connection with the services to be rendered by the Escrow Agent hereunder, except that the Buyer, on the one hand, and the Stockholder, on the other hand, shall each pay one-half of the costs and expenses of the Escrow Agent incurred in connection with the resolution of any claim by any party hereunder.

         7. LIMITATION OF ESCROW AGENT'S LIABILITY.

            a. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The

Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel (including in-house counsel), and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

            b. The Buyer and the Stockholder hereby jointly and severally agree to indemnify the Escrow Agent (and its directors, officers and employees) for, and hold it harmless against, any loss, liability or expense (including without limitation attorneys fees and other costs and expenses of defending or preparing to defend any claim of liability) incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As between themselves, the Buyer, on the one hand, and the Stockholder, on the other hand, shall each be liable for one-half of such amounts.

         8. TERMINATION. This Agreement shall terminate upon the later of the Termination Date or the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of
Section 7 shall survive such termination.

         9. NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, (ii) via a reputable international express courier service, or (iii) by confirmed telecopy accompanied by deposit of the original on the same day in first class mail, postage prepaid, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable international express courier service.


IF TO THE BUYER                                              WITH A COPY TO:

Casella Waste Systems, Inc.                                  Hale and Dorr LLP
25 Greens Hill Lane                                          60 State Street
Rutland, Vermont 05701                                       Boston, MA 02109
Attn: President and Chief Executive Officer                  Attn: Jeffrey A. Stein, Esq.


IF TO THE STOCKHOLDER:                                       WITH A COPY TO:

Robert S. Gundersen                                          Nutter, McClennen & Fish, LLP
18 Harwich Street                                            One International Place



                                       -8-


Westwood, MA 02090                                           Boston, MA 02110
                                                             Attn: Michael J. Bohnen, Esq.

IF TO THE ESCROW AGENT:                                      WITH A COPY TO :

If by courier:

State Street Bank and Trust Company                          Peabody & Arnold LLP
Global Investor Services                                     50 Rowes Wharf
Group-Corporate Trust                                        Boston, MA02110
2 Avenue de Lafayette-6th floor                              Attn: Jonathan R. Winnick
Boston, MA 02111
Attention: Ann Cappelletti
Telephone:     (617)662-1796
Telecopy:      (617)662-1466

If by U.s. Mail:                                             Peabody & Arnold LLP
                                                             50 Rowes Wharf
State Street Bank and Trust Company                          Boston, MA02110
Global Investor Services                                     Attn: Jonathan R. Winnick
Group-Corporate Trust
P.O. Box 778
Boston, MA 02102-0778
Attention: Ann Cappelletti
Telephone:     (617)662-1796
Telecopy:      (617)662-1466

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

         10. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days' prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Stockholder so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Stockholder, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor escrow agent is named within such time period, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

         11. GENERAL.

            a. GOVERNING LAW; ASSIGNS. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

            b. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            c. ENTIRE AGREEMENT. Except for those provisions of the Purchase Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

            d. WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

            e. AMENDMENT. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Stockholder.

            f. TAX REPORTING. The Interested Parties agree that, for tax reporting purposes, all interest or other income, if any, earned from the sale of the Escrow Shares or Escrow Property or investment of proceeds therefrom in any tax year shall (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity, and
(ii) otherwise shall be allocated to the Stockholder.

            g. CERTIFICATION OF TAX IDENTIFICATION NUMBER. The Interested Parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Shares or Escrow Property is credited to any escrow account established hereunder. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any proceeds from the sale of or interest or other income earned on any investment concerning the Escrow Shares.

            h. TAX INDEMNIFICATION. Each of the Interested Parties agree, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, but excluding taxes on the Escrow Agent's income. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

            i. DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares or Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Shares or Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the property held hereunder until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Shares or Escrow Property.

            j. CONSENT TO JURISDICTION AND SERVICE. Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against any of the Interested Parties (or each of them) by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail (or international equivalent) directed to such party, as the case may be, at their respective addresses in accordance with Section 9 hereof.

            k. FORCE MAJEURE. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

            l. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            m. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and, subject to the terms herein, their respective heirs, executors, successors and assigns.


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                                       -12-

                       SIGNATURE PAGE TO ESCROW AGREEMENT

         IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the day and year first above written.

                                   CASELLA WASTE SYSTEMS, INC.

                                   By:
                                       ----------------------------------------
                                       John W. Casella
                                       President and Chief Executive Officer

                                   STOCKHOLDER


                                   --------------------------------------------
                                   ROBERT S.  GUNDERSEN


                                   STATE STREET BANK AND TRUST
                                   COMPANY, AS ESCROW AGENT HEREUNDER
                                   AND NOT IN ITS INDIVIDUAL CORPORATE CAPACITY

                                   By:
                                        ---------------------------------------




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


                  SIGNATURE PAGE TO ESCROW AGREEMENT CONTINUED

                                        AEI STOCKHOLDERS


                                        ----------------------------------------
                                                 William J. Brassard


                                        ----------------------------------------
                                                 Eric D. Gundersen


                                        ----------------------------------------
                                                 Jennifer A. Gundersen


                                        ----------------------------------------
                                                 Robert J. Gundersen


                                        ----------------------------------------
                                                 Robert S. Gundersen


                                        ---------------------------------------
                                                 David W. Mackley


                                        ----------------------------------------
                                                 Steven M. Rafsky